Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LZ Technology Holdings Limited

We hereby consent to the incorporation by reference of our report dated June 17, 2025, which appears in the Annual Report on Form 20-F filed on June 17, 2025, in this Registration Statement on Form S-8 dated December 18, 2025 of LZ Technology Holdings Limited (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2024, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ (deficits)/equity, and cash flows for the year then ended, and the related notes (collectively referred to as the consolidated financial statements).

/s/ GGF CPA LTD

PCAOB No.: 2729

Guangzhou, China

December 18, 2025